Exhibit 10.2

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2023, by and between Future Dao Group Holding Limited, a Cayman Islands exempted company (the “Company”), and M-Star Management Corporation, a British Virgin Islands incorporated limited liability company (the “Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Future Dao League Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Company (the “Merger Sub”), and Metal Sky Star Acquisition Corporation (the “SPAC”), a Cayman Islands exempted company, pursuant to which, among other things, (i) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will be merged with and into the Company (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger.

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and the Sponsor desire to enter into this Agreement, pursuant to which the Locked-Up Shares (as defined below) shall become subject to limitations as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Company Per Share Trading Price” means, at any given time, the trading price per share of Company Ordinary Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Founder Shares” means, the 2,875,000 ordinary shares of SPAC, par value $0.001 per share, initially issued to the Sponsor for an aggregate purchase price of $25,000, pursuant to certain Amended Securities Subscription Agreement dated September 22, 2021 between the Sponsor and SPAC.

“Locked-Up Shares” means, Locked-Up Founder Shares and Locked-Up Private Placement Shares.

“Locked-Up Founder Shares” means the Company Ordinary Shares the Sponsor receives based on the conversion of the Founder Shares.

“Locked-Up Private Placement Shares” means (a) the Company Ordinary Shares the Sponsor receives based on the conversion of 330,000 Ordinary Shares underlying SPAC Private Placement Units, (b) the Company Ordinary Shares the Sponsor receives based on the conversion of 330,000 SPAC Private Placement Rights underlying SPAC Private Placement Units, and (c) the Company Ordinary Shares issuable upon the exercise of 330,000 Company Warrants the Sponsor receives based on the exercise of 330,000 SPAC Private Placement Warrants underlying SPAC Private Placement Units (along with such 330,000 Company Warrants themselves).

“Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

“Transfer” means, with respect to any securities, any (a) sale of, offer to sell, contract or agreement to sell, hypothecation of, pledge of, grant of any option, right or warrant to purchase or other transfer or disposition of, or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position in respect of, or liquidation or decrease of a call equivalent position in respect of, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, any such securities, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the applicable Private Placement Shares Lock-up Period (as defined below), Sponsor agrees not to Transfer any Locked-Up Private Placement Shares. The foregoing limitations shall remain in full force and effect until 30 days from and after the Closing Date (the “Private Placement Shares Lock-up Period”).

Subject to the exceptions set forth herein, during the applicable Founder Shares Lock-Up Period (as defined below), Sponsor agrees not to Transfer any Locked-Up Founder Shares. The foregoing limitations shall remain in full force and effect (i) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Founder Shares until the earlier of (A) six (6) months from and after the Closing Date or (B) the date on which the closing Company Per Share Trading Price equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 Trading Days within any thirty (30)-Trading Day period commencing after the Closing Date, (ii) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Founder Shares (rounded up to the nearest whole share) until six (6) months from and after the Closing Date, or earlier in either case, if subsequent to the Company’s initial Business Combination the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (such periods set forth in the foregoing clauses (i) and (ii), as applicable, the “Founder Shares Lock-Up Period”, together with the Private Placement Shares Lock-up Period, the “Lock-up Periods”), with the percentages set forth in this sentence applying to the aggregate holdings of Locked-Up Founder Shares held by all entities constituting Sponsor, and calculated on an aggregated basis. For the avoidance of doubt, the Locked-Up Founder Shares shall be measured on an as-exercised or as-converted basis, as applicable.

(b) The restrictions set forth in Section 2(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) Transfers to the Company’s officers or directors, any affiliates (as defined below) or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

(ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, transfers pursuant to a qualified domestic relations order;

(v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased;

(vi) transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination;

(vii) transfers by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(viii) in the event of the Company’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; and

(ix) transfers in connection with the Company’s initial Business Combination with the Company’s consent to any third party;

provided, however, that in the case of clauses (i) through (v), (viii) and (ix), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c) For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Periods, including the right to vote any Locked-Up Shares.

(d) In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

3. Miscellaneous.

(a) If, during the Lock-Up Periods, the Company Ordinary Shares outstanding as of immediately following the First Effective Time shall have been changed into a different number of shares or a different class by reason of any share capitalization, dividend, distribution, combination, reverse share split, share consolidation, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption or reclassification, or any similar event shall have occurred, then the Company Per Share Trading Price specified in Section 2(a)(i)(B) shall be equitably adjusted to reflect such change.

(b) The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions (any such Locked-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share is an express third-party beneficiary of this Section 3(b) and entitled to enforce specifically the obligations of the Company set forth in this Section 3(b) directly against the Company.

(c) This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms, and (y) the date on which none of the Company, Sponsor or any holder of a Locked-Up Share has any rights or obligations hereunder.

(d) Each of Sponsor and the Company hereby represents and warrants that it has full power and authority to enter into this Agreement and that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Upon the other party’s request, Sponsor or the Company, as applicable, will execute any additional documents necessary in connection with enforcement hereof.

(e) This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

(f) No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void, ab initio. For the avoidance of doubt, no transfer of Company Ordinary Shares, Locked-Up Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

(g) This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre under the Arbitration Rules of the Singapore International Arbitration Centre in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Singapore. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of the arbitration proceedings shall be Singapore law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre- arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section.

(h) Each of the parties hereto acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by it, money damages will be inadequate and the other party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, the non- breaching party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the non-breaching party may be entitled under this Agreement, at law or in equity.

(i) This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Future Dao Group Holding Limited

By:	/s/ Li Wenjin
Name:	Li Wenjin
Title:	Director

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date first set forth above.

M-Star Management Corporation

By:	/s/ Olivia He
Name:	Olivia He
Title:	CFO

[Signature Page to Sponsor Lock-Up Agreement]

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